Exhibit 19.2
Amgen Inc. Securities Transactions
Pre-Clearance Practices and Procedures
The following practices must be observed whenever any Restricted Individual (a term which includes any member of Amgen’s Board of Directors, any officer of Amgen subject to Section 16 of the Securities Exchange Act of 1934 (the “34 Act”), any non-Section 16 officer of Amgen (“Amgen Officers”), and/or any other Amgen employee who has been advised that they are a Restricted Individual) wishes to transact in Amgen Securities. Transactions in Amgen securities must be done in accordance with the procedures outlined below and Amgen’s insider trading policy. Staff members who fail to comply with these procedures may be subject to disciplinary action, up to and including termination of employment. Compliance with these procedures will also help protect Restricted Individuals against inadvertent violations of insider trading laws.
1.No Restricted Individual may engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to Amgen securities; purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation (with the exception of the use of a margin account to purchase Amgen common stock in connection with the exercise of Amgen-granted stock options); or enter into any derivative1 or similar transactions with respect to Amgen securities. Restricted Individuals are cautioned to avoid aggressive or speculative trading or transactions that may give rise to an appearance of impropriety.
2.Transactions in Amgen securities by Restricted Individuals will not be permitted commencing on the 7th business day of the last month of the fiscal quarter and ending after the release of the Company’s quarterly or year end earnings, as applicable (“blackout periods”). Restricted Individuals will generally be informed at the beginning of each year of the blackout periods for such year. Other blackout periods may be imposed from time to time as necessary or appropriate. Outside of blackout periods, transactions by Restricted Individuals will be permitted only during periods when the Company determines that it is permissible to do so and when pre-clearance has been obtained.
3.Restricted Individuals who wish to transact in Amgen securities must first: (a) contact directly, or by way of Amgen’s web-based pre-clearance trading and compliance tool (the “pre-clearance tool”), one of the Trading Compliance Officers2 on the day of the contemplated transaction and (b) describe the contemplated transaction. Amgen Officers are encouraged to seek pre-clearance of Amgen securities transactions by accessing the pre-clearance tool.
4.The Trading Compliance Officer will advise the Restricted Individual whether they are free to transact, either directly or through the pre-clearance tool.
5.Restricted Individuals should not discuss communications to or from the Trading Compliance Officers with others, including their brokers or financial advisors, either directly or through the pre-clearance tool.
1 Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold); options (whether “covered” or not); forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”); “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in Amgen securities.
2 Designated individuals in the Amgen Law Department authorized to provide pre-clearance and identified in the quarterly blackout memoranda provided to Restricted Individuals.

6.Restricted Individuals shall not make “good until canceled” or “limit” orders or other similar orders that cannot be filled on the day the order is placed. If a Restricted Individual receives permission to transact in Amgen securities, and their order is not filled on the day for which permission has been granted, permission must be sought again on each subsequent day that the order will be renewed or amended.
7.Any Restricted Individual who has transacted in Amgen securities without obtaining pre-clearance must immediately notify one of the Trading Compliance Officers of such failure to pre-clear. Non-compliance with the Company’s pre-clearance procedures may also be identified through the Law Department’s routine auditing and monitoring activities. The Company shall investigate the circumstances underlying any pre-clearance failure and shall determine the appropriate disciplinary action to be taken.
8.Permission to transact in Amgen securities is only a determination that the Restricted Individual is not precluded from transacting as a result of the awareness (by the Company) of undisclosed material information. It does not encompass other related issues. Inquiries on such other issues can be directed to one of the Trading Compliance Officers or the General Counsel or your own legal or tax counsel, as appropriate.
9.Questions about these procedures should be addressed to one of the Trading Compliance Officers or the General Counsel.
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